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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 1998

                        AutoBond Acceptance Corporation

           Texas                       600-21673               75-2487218
(State or other jurisdiction   (Commission File Number)       (IRS Employer
    of incorporation)                                     Identification Number)

    100 Congress Avenue,                                          78701
       Austin Texas                                             (Zip Code)
   (Address of principal
     executive offices)

Registrant's telephone number, including area code: (512) 435-7000

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Item 5. Other Events.

            On June 10, 1998, AutoBond Acceptance Corporation (the "Company") and Dynex Capital, Inc. ("Dynex"), a Virginia corporation listed on the NYSE, entered into a financing arrangement whereby: (i) the Company obtained non-recourse financing for all currently warehoused and future automobile finance contract acquisitions through at least May 31, 1999 (the "Warehouse Financing"); (ii) the Company sold to Dynex $3 million of the Company's 12% Convertible Senior Notes due 2003 (the "Convertible Notes"); and (iii) Dynex Holding, Inc. an affiliate of Dynex ("Dynex Holding") received an option (the "Option"), exercisable for one year, to purchase at a price of $6.00 per share the common stock of the Company held by the three principal shareholders of the Company, representing approximately 85% of the currently outstanding common stock of the Company.

            Under the terms of the Warehouse Financing, Dynex will provide warehouse credit facilities to AutoBond Master Funding Corporation V ("Master Funding V"), a wholly-owned, special purpose subsidiary of the Company organized under Nevada law, in an amount equal to 105% of the unpaid principal balance of finance contracts pledged to Dynex. Advances under the Warehouse Financing are limited to $10 million in the case of the initial advance, $80 million in the case of all other advances during the month of June 1998 and thereafter $20 million per month until the commitment termination date. The Warehouse Financing commitment will terminate on May 31, 1999, upon 90 days' prior written notice from Dynex, or if such notice is not given, May 31, 2000. Advances under the Warehouse Financing will be evidenced by Class A and Class B Notes issued by Master Funding V to Dynex. The Class A Notes will be issued in a principal amount equal to 95% of the amount of each advance and will bear interest at a rate equal to 200 basis points over the corporate bond equivalent yield on the three-year Treasury note on the closing date for each such advance. The Class B Notes will be issued in a principal amount equal to 10% of the amount of each advance and will bear interest at a rate equal to 16%. Dynex also will obtain securitization rights with respect to the warehoused finance contracts. The Company will service warehoused finance contracts for a servicing fee of $15 per month per finance contract.

            Pursuant to the terms of the Senior Note Agreement between the Company and Dynex, Dynex purchased at par $3 million of the Company's Convertible Notes. Interest on the Convertible Notes is payable quarterly in arrears, with the principal amount due on June 9, 2003. The Convertible Notes may be converted at the option of Dynex on or before May 31, 1999 into shares of the Company's common stock at a conversion price of $6.00 per share. Demand and "piggy-back" registration rights with respect to the underlying shares of common stock were granted.

            William O. Winsauer, chief executive officer and chairman of the board of directors of the company (the "board"), Adrian Katz, chief operating officer, chief financial officer and vice chairman of the board and John S. Winsauer, Secretary and a member of the board (collectively, the "Stockholders"), entered into a Stock Option Agreement (the "Agreement") with Dynex Holding wherein the Stockholders granted to Dynex Holding the Option to purchase all of the shares of the Company's common stock owned by the Shareholders (approximately 85% of the Company's outstanding common stock) at a price of $6.00 per share. The Option may be


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exercised in whole and not in part at anytime up to and including June 9, 1999.
In the event that Dynex Holding exercises its Option, the exercise price of the Option will be payable in shares of a newly issued series of convertible preferred stock of Dynex ("Dynex Preferred"). The number of Dynex Preferred shares to be issued will be equal to the product of the number of shares of the Company's common stock subject to the Option and $6.00, divided by 115% of the average of the closing prices per share of the common stock of Dynex ("Dynex Common") for the ten consecutive trading days ending immediately prior to the exercise of the Option. Upon exercise of the Option, Dynex Holding will deliver to each Shareholder 80% of his pro rata share of the Dynex Preferred shares, with the balance to be held by Dynex Holding subject to certain terms and conditions contained in the Agreement and in each Shareholder's employment agreement with Dynex. The Dynex Preferred will pay dividends at 9% per anum and be convertible into shares of Dynex Common at an initial conversion rate of one to one.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

            (c) Exhibits. The following exhibits are filed herewith.

            10.35 Credit Agreement, dated as of June 9, 1998, by and among
                  AutoBond Master Funding Corporation V, the Company and Dynex Capital, Inc.

            10.36 Servicing Agreement, dated as of June 9, 1998, by and among the Company, AutoBond Master Funding Corporation V and Dynex Capital, Inc.

            10.37 Trust Indenture, dated as of June 9, 1998, by and among the
                  Company, AutoBond Master Funding Corporation V and Dynex Capital, Inc.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 1998

                                       AutoBond Acceptance Corporation


                                       By: /s/ William O. Winsauer
                                           ------------------------------------
                                           William O. Winsauer
                                           Chairman and Chief Executive Officer


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